UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

HealthTronics, Inc.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Capital of Texas Highway, Suite B-200,

Austin, Texas 78746

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (512) 328-2892

Not applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Contract.

On March 23, 2005, HealthTronics, Inc. signed a definitive Credit Agreement for a new $125 million senior secured term loan B, due 2011, and a new five-year $50 million revolving credit facility, due 2010, with a syndicate of banks led by JPMorgan Chase Bank, National Association, as Administrative Agent, J.P. Morgan Securities Inc., as Arranger, and Bank of America, N.A., as Syndication Agent. Each of HealthTronics’ subsidiaries has guaranteed all obligations of HealthTronics and its subsidiaries under the Credit Agreement.

The new facility replaces HealthTronics’ previous $50,000,000 Revolving Credit facility that was terminated on March 23, 2005. The previous facility, led by Bank of America and certain other lenders, included customary financial covenants covering total leverage ratio, senior leverage ratio, debt service coverage ratio and minimum consolidated net worth. The proceeds of this new debt will be used to refinance HealthTronics’ 8 3/4% notes, as discussed under Item 8.01, and the outstanding indebtedness under its previous senior credit facility, which as of March 23, 2005 was $32 million.

Any outstanding amounts under the new facility will be reflected as a long-term debt obligation on HealthTronics’ consolidated financial statements. The new facility is subject to customary financial covenants covering total leverage ratio, interest coverage ratio and certain negative covenants.

A copy of the new Credit Agreement will be filed with HealthTronics’ quarterly report on Form 10-Q for the quarter ending March 31, 2005.

Item 1.02 Termination of a Material Definitive Agreement.

See discussion under Item 1.01, which is incorporated under this Item 1.02 by reference.

Item 8.01 Other Events.

At the request of HealthTronics, UMB Bank & Trust, N.A., as successor to State Street Bank and Trust Company of Missouri, N.A., as Trustee (the “Trustee”) under the Indenture (the “Indenture”) dated March 27, 1998, among HealthTronics, as successor to Prime Medical Services, Inc., the subsidiary guarantors named therein, and the Trustee mailed a Notice of Redemption to holders of HealthTronics’ 8 3/4% Notes due 2008 (the “Notes”) to redeem the Notes on April 26, 2005 (the “Redemption Date”). HealthTronics will pay holders of the Notes outstanding on the Redemption Date the redemption price of 101.458% of the $100,000,000 aggregate principal amount of the Notes, or $101,458,000, plus accrued and unpaid interest through the Redemption Date. The Notes must be surrendered to the Trustee, which is acting as paying agent, in accordance with the instructions on the Notice of Redemption.

As a result of the redemption, HealthTronics will incur approximately $1,458,000 of pre-tax expense related to the acceleration of debt issuance cost amortization and the premiums paid to redeem the Notes, which expense will be reflected in HealthTronics’ consolidated financial statements for the quarterly period ending June 30, 2005.

A copy of HealthTronics’ press release relating to the new Credit Agreement and the Note redemption is attached as Exhibit 99.1, which is incorporated by reference herein. Please note that the redemption date referenced in the press release should be April 26, 2005 in accordance with the Notice of Redemption. A copy of the Notice of Redemption is attached as Exhibit 99.2, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release dated March 24, 2005, entitled “HealthTronics Completes $175 Million Refinancing Generating Annualized Savings of Approximately $3 Million.”

99.2	Notice of Redemption to Registered Holders of HealthTronics’ 8 3/4% Notes due 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC.

By:	/s/ James S.B. Whittenburg
James S.B. Whittenburg
Senior Vice President – Development and
General Counsel

Date: March 24, 2005

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated March 24, 2005, entitled “HealthTronics Completes $175 Million Refinancing Generating Annualized Savings of Approximately $3 Million.”

99.2	Notice of Redemption to Registered Holders of HealthTronics’ 8 3/4% Notes due 2008.